Exhibit 99.1

News Release:

PSE advances strategy to ensure energy supplies, stabilize prices
Investment in energy-supply portfolio a move away from wholesale energy market

        BELLEVUE, Wash. (Oct. 22, 2003) – Building upon the analysis of its Least Cost Plan, Puget Sound Energy [the utility subsidiary of Puget Energy (NYSE: PSD)] today announced new steps in its return to a traditional energy-utility business model. The first component of PSE’s plan for providing reliable, reasonably priced energy in a volatile energy market is the purchase of a share of a 249-megawatt power plant – an investment of approximately $80 million. [Investment price includes anticipated upgrades and other related costs.]
        PSE is acquiring a 49.85 percent share of Frederickson Power LP’s generation facility near Tacoma, Wash. Frederickson Power LP is held by EPCOR Power Development Corporation (EPDC), a subsidiary of EPCOR Utilities Inc., based in Edmonton, Alberta. The clean-burning, natural gas-fired plant, equipped with the latest environmental technology, began commercial operation last year. PSE will pay approximately $590 per kilowatt of electric capacity for the plant, which is lower cost than construction of a new plant. The acquisition, subject to approval by the Washington Utilities and Transportation Commission (WUTC), could be completed by March 2004.
        EPCOR is in the process of upgrading the power plant to boost its maximum output to 275 megawatts. PSE’s share of the expanded plant will be 137 megawatts.
        “The western energy crisis painfully underscored the danger of not owning your own energy resources and over-reliance on the short-term power market,” said Steve Reynolds, PSE’s president and CEO. “Puget Sound Energy doesn’t want to place itself, or its customers, at the mercy of that market. Obviously, the risks are much too great.”
PSE will need about 475 average megawatts (aMW) of additional power by January 2005 to fully meet its customers’ electricity demand under normal conditions. Unaddressed, the projected supply deficit grows to 1,700 aMW by 2013, and to 2,400 aMW by 2023. The supply gap stems from above-average customer growth and expiration of decades-old PSE power- purchase contracts for energy supplied by other utilities.
        Reynolds acknowledged that satisfying customers’ unmet power needs with PSE purchases on the wholesale market might, in the short term, be slightly less expensive if market prices do not rise sharply. “But over the long term, securing our own generation protects customers from the potential of vastly higher power costs should the market run wild again.”
        Reynolds said PSE’s resource strategy is based on exhaustive research of its power-supply options. The research is reflected in the Least Cost Plan PSE filed in April with the WUTC. The strategy recommends a balanced, diversified mix of energy resources to limit customers’ financial risks and provide the greatest assurance of stable rates, long-term.
        In addition to investing in Frederickson Power, the utility’s energy-supply strategy includes:

•	Aggressive expansion of PSE’s energy-conservation program to help residential and business customers save more than 20 average megawatts (aMW) of electricity annually over the next 10 years(276 aMW total over 20 years). Those energy savings would serve the equivalent of 200,000 homes.
•	Acquiring 10 percent of customers’ total electricity supply, by 2013, from renewable-energy sources such as wind power. To help reach the target (270 average megawatts by 2013), PSE plans to solicit proposals to provide 50 aMW of new wind-power resources in the Northwest. PSE expects to conduct a final search for potential wind-power acquisitions, then select preferred proposals and enter into definitive agreements by September 2004.
•	Ongoing exploration of other potential power-resource acquisitions by PSE to further reduce the gap between the utility’s secured energy supply and customers’growing power demand.

        PSE’s proposed acquisition of EPCOR’s Frederickson Power facility will be part of a Power Cost Only Rate Review the utility expects to file later this week with the WUTC. The commission will review all of PSE’s power-supply costs – both for purchased power and for electricity that PSE generates. Customer rate increases from this filing, reflecting higher power-supply costs for PSE and the investment in the Frederickson Power plant, are expected to be in the low single digits.
        PSE is striving to ultimately secure virtually all of its power supply under long-term arrangements.
        “Our goal, which is in concert with the Washington State Energy Strategy, is to provide stable-priced, affordable energy for our customers in what we believe will be an increasingly volatile power market,” Reynolds said. “We intend to do that through a series of prudent, forward-looking investments that deliver to our customers, and our region, a bright and secure energy future.”

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Additional information about PSE’s acquisition of the Frederickson power plant follows. PSE’s Least Cost Plan was prepared with the assistance of Chicago-based Navigant Consulting.

Certain statements contained in this news release are “forward-looking statements” within the meaning of the federal securities laws. Although Puget Energy and Puget Sound Energy believe that the expectations reflected in such statements are reasonable, there can be no assurance that the expected results will be achieved. For additional information concerning certain assumptions, risks, and uncertainties involved in the forward-looking statements contained herein, please refer to Puget Energy’s reports on file with the SEC.

FACT SHEET

Puget Sound Energy’s 49.85% interest
in Frederickson Power Plant

Name/Type of Plant:	Frederickson Power/A 249-megawatt combined-cycle natural gas-fired facility

Location:	Located 18 miles south of Tacoma in the Frederickson industrial areas of Pierce County, the facility is centrally situated in Puget Sound Energy’s service territory. Frederickson borders dense urban areas, central to the growth in energy demand.
The facility is in close proximity to the interstate natural gas pipeline, an adequate supply of water and three high- voltage electric transmission lines to carry power to PSE customers.

Operation:	Commercial operation at the Frederickson Power facility began August 2002.

Owner/operator:	EPCOR Utilities, known as EPCOR, headquartered in Edmonton, Alberta. EPCOR Power Development Corporation, a subsidiary of EPCOR, operates Frederickson Power.

PSE ownership/capacity:	49.85%, or 124.5 megawatts; PSE capacity will increase to 137 megawatts upon a plant upgrade.

PSE investment:	Approximately $80 million (includes pending plant-upgrade costs and other expenses.

Fuel-supply arrangements:	PSE will integrate the Frederickson fuel-supply requirements into its aggregated power-generation fuel supply portfolio of short-term and long-term gas purchase agreements.

Combined-cycle:	Combined-cycle technology is the most efficient commercially available technology for converting natural gas into electricity. A combustion turbine burns natural gas to produce electricity. Exhaust heat is used to create steam that produces additional power in a steam turbine.

10/2003